UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 22, 2010

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 253-0000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 30, 2009, Larry Page and Sergey Brin each adopted stock trading plans in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and Google’s policies regarding stock transactions. In the future, they will begin selling a portion of their Google stock pursuant to these stock trading plans.

Larry is a Co-Founder of Google and serves as Google’s President, Products and Sergey is also a Co-Founder of Google and serves as its President, Technology.

These pre-arranged stock trading plans were adopted in order to allow Larry and Sergey to sell a portion of their Google stock over time as part of their respective long-term strategies for individual asset diversification and liquidity. The transactions under these plans will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission. Using these plans, they can gradually diversify their investment portfolios and can spread stock trades out over an extended period of time to reduce market impact. Because these plans were established well in advance of a trade, they also help avoid concerns about whether these officers had material, non-public information when they made a decision to sell their stock.

Larry and Sergey currently hold approximately 57.7 million shares of Class B common stock, which represents approximately 18% of Google’s outstanding capital stock and approximately 59% of the voting power of Google’s outstanding capital stock. Under the terms of these Rule 10b5-1 trading plans, and as a part of a five year diversification plan, Larry and Sergey each intend to sell approximately 5 million shares. If Larry and Sergey complete all the planned sales under these Rule 10b5-1 trading plans, they would continue to collectively own approximately 47.7 million shares, which would represent approximately 15% of Google’s outstanding capital stock and approximately 48% of the voting power of Google’s outstanding capital stock (assuming no other sales and conversions of Google capital stock occur).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: January 22, 2010	/s/ KENT WALKER
Kent Walker Vice President and General Counsel